As filed with the Securities and Exchange Commission on May 27, 1999
                                                   Registration Number 333-75401


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Compositech Ltd.
             (Exact name of registrant as specified in its charter)

                               Delaware 11-2710467
          (State of incorporation) (I.R.S. Employer Identification No.)

            120 Ricefield Lane, Hauppauge, NY 11788 - (516) 436-5200
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 Samuel S. Gross
                Executive Vice President, Secretary and Treasurer
            120 Ricefield Lane, Hauppauge, NY 11788 - (516) 436-5200
    (Address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:
                               Edward F. Cox, Esq.
                      Patterson, Belknap, Webb & Tyler LLP
       1133 Avenue of the Americas, New York, NY 10036-6710 (212) 336-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                CALCULATION OF REGISTRATION FEE

  Title of Each Class                           Amount of          Proposed Maximum      Proposed Maximum       Amount of
  of Securities to be                          shares to be         Offering Price      Aggregate Offering    Registration
      Registered                                Registered           Per Share (1)          Price (1)             Fee (1)
-----------------------------------------------------------------------------------------------------------------------------

Common stock .............................     1,633,657(2)           $     2.109          $3,445,383
($0.01 par value)

Common stock .............................       949,022(4)           $     2.109          $2,001,487
($0.01 par value) (3)

Common stock .............................       275,040(4)           $     2.125          $  584,460
($0.01 par value) (5)

Common stock .............................        75,000(4)           $     2.6125         $  195,938
($0.01 par value) (6)


Common stock .............................        36,000(4)           $     3.000          $  108,000
($0.01 par value) (7)
-----------------------------------------------------------------------------------------------------------------------------
Totals                                         2,968,719                                   $6,335,268           $    1,762(8)
=============================================================================================================================


(1) The maximum offering price of $2.109 per share for the 1,646,157 shares of common stock, of Compositech Ltd was based upon the average of the high and low prices of the common stock of Compositech reported by The Nasdaq SmallCap(SM) Market for its common stock on March 25, 1999, (in accordance with Sections (c) and (g) of Rule 457 of Regulation C). The maximum offering price of $2.109 is used for the 949,022 shares of common stock underlying warrants with exercise prices of $1.125 , $2.035 and $2.053 , since it is higher than the exercise price of such warrants. The maximum offering price per share of $2.125, $2.6125 and $3.00, for the 275,040, 75,000 and 36,000, respectively, shares of common stock underlying the warrants with exercise prices of $2.125, $2.6125 and $3.00, equals their respective exercise price, since in each case it is higher than the average of the high and low prices of the common stock of Compositech, reported by The Nasdaq SmallCap(SM) Market for its common stock on March 25, 1999, (in accordance with Section (g) of Rule 457 of Regulation C).

(2) Represents 1,554,301 shares of common stock issued pursuant to a private placement of Compositech's common stock, which had its final closing on March 26, 1999 and 79,356 shares of common stock issued as compensation in connection with a loan financing which had its final closing in January 1999.

(3) Represents (i) 475,635 shares of common stock underlying common stock purchase warrants, exercisable at $1.125 per share until February 15, 2001;
     (ii) 36,855 shares of common stock underlying common stock purchase warrants, exercisable at $2.035 per share until February 15, 2001; (iii) 36,532 shares of common stock underlying common stock purchase warrants, exercisable at $2.053 per share until February 15, 2001; and (iv) 400,000 shares of common stock underlying common stock purchase warrants, exercisable at $1.25 per share until January 12, 2004. All of these warrants, excluding the warrants exercisable at $1.25 per share which were issued in exchange for consulting services, were issued pursuant to a private placement of common stock which had its final closing on March 26, 1999.

(4) Pursuant to Rule 416 of the Securities Act, there are also being registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders because of future dividends, stock distributions, stock splits or similar capital adjustments, or exercise price adjustments pursuant to the terms of the common stock purchase warrants.

(5) Represents shares of common stock underlying common stock purchase warrants, exercisable at $2.125 per share until February 15, 2001, issued pursuant to a private placement of common stock which had its final closing on March 26, 1999.

(6) Represents shares of common stock underlying the common stock purchase warrants, exercisable at $2.6125 per share until April 24, 2003, issued as compensation in connection with Compsitech's final conversion of its 5% Convertible Debentures, which occurred in April 1998

(7) Represents shares of common stock underlying the common stock purchase warrants, exercisable at $3.00 per share until August 3, 2000, issued to several stockholders in connection with a private placement of Compositech's common stock in 1995.

(8) $1,762 was previously paid with the initial filing of this registration statement.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                   Subject to Completion, dated May ___, 1999

PROSPECTUS

                                COMPOSITECH LTD.

                        2,968,719 Shares of Common Stock
                     --------------------------------------

     The selling stockholders named in this prospectus are offering and selling up to 2,968,719 shares of the common stock of Compositech Ltd. The selling stockholders who currently own the shares, acquired the shares as follows:

     o 1,554,301 shares in a private placement which had its final closing on March 26, 1999; and

     o 79,356 shares as compensation in connection with a loan financing.

     The selling stockholders who currently own warrants to acquire the shares, may acquire 1,335,062 shares upon exercise of the warrants.

     The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment in certain events. The number of shares offered for sale is based on the number of shares to be registered according to the agreements with the stockholders.

     The prices at which the selling stockholders may sell the shares of common stock will be determined by prevailing market prices for the shares or by negotiated transactions. We will not receive any of the proceeds from the sale of shares, but will receive the exercise price of the warrants.

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "CTEK". On May 24, 1999, the closing sales price of our common stock on The Nasdaq SmallCap Market was $1.813.


                     --------------------------------------

     YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 BEFORE PURCHASING OUR COMMON STOCK.
                     --------------------------------------

     Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved These Securities Or Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

                  The date of this prospectus is May ___, 1999.

                       INFORMATION ABOUT COMPOSITECH LTD.

     Compositech manufactures innovative and superior copper-clad fiberglass epoxy laminates used to make printed circuit boards. Printed circuit boards are important parts of:

     o    personal computers;

     o    workstations;

     o    data communication equipment;

     o    internet servers; and

     o    telecommunications equipment.

     A continuing trend in electronics is to put more features in products while reducing their size. This has caused the printed circuit board industry to put more demands on the laminates they use. Laminates have to be stronger, more uniform electrically and stand higher temperatures.

     We invented a filament wound process for making laminates that uses the same raw materials as other conventional laminates. Other laminates use fiberglass cloth as a reinforcement. However, the weave pattern from the fiberglass cloth used as the reinforcement in other laminates makes a rough surface. Compositech's CL200+ laminates made with its filament winding process are smoother and stronger and do not change size as much as other laminates in processing. Compositech laminates have a higher thermal rating than similar laminates, meaning they can stand higher temperatures during processing.

     Management believes that based on our tests and tests by customers and other users, the benefits of our laminates should enable printed circuit board manufacturers to:

     o decrease costs by reducing waste in the making of existing board designs because Compositech laminates are more stable, consistent and smoother and can stand higher temperatures; and

     o produce large printed circuit boards with a high number of layers because Compositech laminates are more stable and consistent during processing.

Our laminates also enable the OEM end users of printed circuit boards to speed up the development of new products requiring denser circuitry by permitting features to be put closer together.

     Compositech aims to be the leading manufacture of copper-clad fiberglass epoxy laminates for printed circuit boards used for electronic equipment. Compositech expects to do this by using its patented and proprietary products and processes worldwide. Compositech is focusing on the multilayer/high performance laminate part of the market. In 1997, this market was $2.1 billion worldwide according to IPC, a trade organization. The United States' share was $988 million and had a 25% growth rate.

     We have 29 patents in the United States and other major industrial countries. Our patents cover:

     o    our laminates;

     o    the process we use to make our laminates; and

     o    the equipment we use to make our laminates.

     We have a 50/50 joint venture with institutional investors that will manufacture our laminates in Canada. We also granted a license to a Taiwanese investor group to manufacture Compositech's laminates in Taiwan. We have a 10% equity interest in this joint venture.

     Compositech's marketing efforts are directed to expanding good working relations with leading-edge producers of printed circuit boards in North America. Compositech has sold its CL200+ laminates to a select group of these companies. We encouraged benchmark comparisons of our laminates with competitive laminates. In virtually all of these comparisons, CL 200+ was superior to current laminates. Recently, sales have been affected by delays in testing and qualification programs from major customers.

     During 1998, we received orders from Teradyne, Inc. to enable them to do extensive testing and qualification of our laminate for production of their backplanes. Backplanes are used in internet servers and telecommunications equipment and are planned to have as many as 64 layers. In April 1999, Sun Microsystems, an end user of printed circuit boards, approved the use of Compositech's CL200+ laminates in the manufacture of printed circuit boards for its use.

     Compositech sells to circuit board manufacturers in the United States and Canada with its own sales force and six independent sales representatives. Internationally, Compositech plans to export its products and license appropriate strategic partners.

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information included in this prospectus, including the documents that we incorporate by reference, before you decide to purchase shares of our common stock.

We May Not Be Able to Achieve Commercial Acceptance of Our Product or Generate Sufficient Revenues to Make a Profit

     Compositech was a development stage company through December 31, 1996, has had limited revenues from the sale of laminates, has incurred significant losses and has had substantial negative cash flow since its inception.

     As of December 31, 1998, we had an accumulated deficit of $33,954,155. Our independent auditors have included an explanatory paragraph in their report covering the December 31, 1998 financial statements, which expresses substantial doubt about our ability to continue as a going concern.

     We will require additional funding to cover operating expenses and expenditures for additional equipment until revenues from operations are sufficient for these purposes. We expect that significant operating losses will continue for a substantial part of 1999. We cannot assure you that we will successfully complete expansion and enhancements of our production equipment, achieve broad commercial acceptance of our product or generate sufficient revenues to achieve profitable operations.

We Need Additional Financing Which May Dilute Stockholders' Ownership Percentages; If Funding Is Not Available, We May Have to Limit Our Operations

     Compositech's available funds, without giving effect to alternative sources of funding, are not sufficient to raise our production level to profitability or provide sufficient working capital for expansion of sales. We will need additional funding for operations in 1999 which may be raised through sources including:

     o    license fees;

     o    sales of equipment in connection with licensing operations;

     o    joint ventures or other collaborative relationships; or

     o    equity or debt financing.

     We cannot assure you that additional funding will be sufficient and available or, if it is available, that it will be available on acceptable terms. If additional funds are raised through the issuance of equity securities or securities convertible into equity securities, the percentage ownership of then current stockholders of Compositech will be reduced and such securities may have rights, preferences or privileges senior to those of the holders of common stock.

     If adequate funds are not available to satisfy either our short-term or long-term capital requirements, Compositech may be required to limit its operations significantly.

We Could Lose Our Patents and Certain Production Equipment If We Default on Notes and Can't Extend Them

     Compositech's patents and certain other assets are subject to liens securing outstanding debt as follows:

     o notes payable to stockholders in the amount of $100,000 and notes payable to stockholders/directors/officers in the amount of $675,000 due January 2, 2000, as extended, are collateralized by a second lien on U.S. Patents and Patent Applications;

     o notes payable to stockholders/directors/officers in the amount of $745,000 due January 2, 2000, as extended, are collateralized by a first lien on Compositech's patents, patent applications and certain production equipment; and

     o term notes of $930,000 obtained in March 1999 and April 1999 are collateralized by four pieces of production equipment.

     If we default on our notes, we could lose all or most of our patents and certain production equipment. The potential loss of these assets could force us to negotiate new and disadvantageous terms to extend the terms of such notes.

We May Not Be Able to Compete Successfully Against Some Large Competitors

     The laminate manufacturing business is highly competitive. Our competitors include major corporations, such as General Electric Company and AlliedSignal Inc., which have substantial financial, marketing and technical resources. In 1994, we granted patent immunity on our product patents to AMP and Akzo Electronics Products NV, which, at the time, were operating a joint venture which was developing a new process to make linear laminates.

     The future success of Compositech will depend on its ability to effectively market its products against competitors with potentially greater resources. We cannot assure you that we will be able to compete successfully in the future.

We May Fail to Manage Our Growth Effectively

     Compositech intends to expand significantly its overall level of operations. Any such expansion, however, is expected to strain our management, technical, financial and other resources. To manage growth effectively, we must:

     o    add manufacturing capacity;

     o    add personnel;

     o    maintain a high level of quality;

     o    achieve good manufacturing efficiency; and

     o    expand, train and manage our employee base.

     Compositech's failure to add capacity and manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We May Not Be Able to Attract and Retain The Key Personnel We Need to Succeed

     We believe that our success will depend to a significant extent upon the efforts of our executive officers and senior management as well as our ability to attract and retain highly qualified managerial, technical and sales personnel. Compositech maintains and is the beneficiary of a $2 million key person life insurance policy on Jonas Medney, our Chairman.

     The loss or unavailability of our executive officers or other senior management or the inability to attract, assimilate or retain such personnel in the future could have a material adverse effect on our business, financial condition and results of operations.

Our Dependence on a Single Manufacturing Facility May Affect Our Ability to Obtain and Service Large Orders; Disruptions May Limit Our Operations

     Compositech's current laminate manufacturing operations are in one building in Hauppauge, New York, although the joint venture in Montreal plans to build an additional larger plant in Montreal and the joint venture in Taiwan plans to build a third plant.

     Because currently Compositech does not operate multiple facilities in different geographic areas, the ability to obtain and service large orders or time sensitive orders may be affected. Further, a disruption of Compositech's manufacturing operations resulting from sustained process abnormalities, human error, government intervention or a natural disaster such as fire, earthquake or flood could cause Compositech to cease or limit its manufacturing operations. This could have a material adverse effect on Compositech's business, financial condition and results of operations.

Lack of Production Experience May Negatively Impact Quality and Costs; Process Disruptions Could Have A Negative Effect on Operations

     Compositech has limited experience in producing laminates on its production-scale modules. We recently added production modules to increase production levels and achieve economies of scale. This expansion is the first production-scale expansion undertaken by Compositech, and consequently we cannot assure you that our production facilities will meet our production targets in a timely way or that the resultant product will meet the high commercial standard needed for successful market penetration. Furthermore, the expanded production facilities may not be able to provide adequate efficiencies or produce high yields. In addition, the costs of production may not be as low as management expects, in which case we may not achieve profitable operations. Our business involves highly complex manufacturing processes which are subject to disruption. Process disruptions have occurred, resulting in delays in product shipments. Process disruptions were due to:

     o    machine breakdowns;

     o lack of adequate interior atmospheric control of temperature and humidity;

     o    electric utility power failures;

     o    problems of breaking in an expanded workforce;

     o contamination principally generated during installation of equipment and development of processes; and

     o    defective incoming copper foil.

We cannot assure you that disruptions will not occur in the future. The loss of revenue and earnings from such a disruption could have a materially adverse effect on our results of operations.

We Rely on a Limited Number of Customers and Loss of Significant Customers Could Negatively Impact Our Business

     Due to current productive capacity, we have been focusing our marketing efforts on a growing number of select accounts. During 1998, Teradyne, Inc. and HADCO Corporation accounted for 48% and 37%, respectively, of sales. Our business and finances will be negatively affected if we lost both of these customers.

Technological Changes in the Printed Circuit Board Industry Could Reduce Demand for Our Product

     Our laminates are used in the electronic printed circuit board industry which could encounter competition from new technologies in the future and reduce the number of circuit boards required in electronic equipment or render existing interconnect technology less competitive or obsolete.

Shortages or Poor Quality of Raw Materials or Price Increases Could Negatively Impact Our Business

     Compositech purchases raw materials used to produce laminates and in certain circumstances we bear the risk of price fluctuations. In addition, shortages of and defects in certain types of materials have occurred in the past and may occur in the future. During 1997, we experienced defects in incoming copper foil used to make laminates. We have obtained an alternate source of supply and also have explored solutions with the previous supplier. Future shortages, defects or price fluctuations in raw materials could have a material negative effect on our business, financial condition and results of operations.

     Advanced Glassfiber Yarns LLC (successor company to Owens Corning), a major fiberglass manufacturer, has developed and continues to develop products to meet our processing and product requirements. Should this manufacturer not continue supplying our quality and quantity needs, we would have to secure another supplier. Such event could:

     o    have a material adverse effect on our ability to supply customers;

     o    reduce expected sales; and

     o    increase the costs of manufacturing our product.

     We cannot assure you that an alternative supplier could meet our quality and quantity needs on satisfactory terms.

Our Patents and Intellectual Property May Be Challenged, Invalidated or Circumvented Which Would Negatively Impact Our Competitive Position

     Compositech believes that its patent estate and its know-how are important for the protection of its technology. We cannot assure you that any patents issued to us will not be challenged, invalidated or circumvented or that such patents will provide substantial protection with respect to our product, process or competitive position. In addition, certain proprietary information which is considered to be of substantial value is not covered by patents and, along with our other intellectual property, is subject to misappropriation or obsolescence.

     In addition, we granted certain immunities on our product patents to AMP and Akzo Electronics Products NV which are potential competitors of Compositech,. We granted HT Troplast AG ("HT"), a significant stockholder of Compositech, the exclusive right under a license, to produce and market our laminates in Europe, the countries of the former Soviet Union and Turkey. Although HT exited the laminate business, the license remains in effect. Pursuant to the agreement, we are obligated to sell only through HT in such territories.

We Are Subject to Environmental Regulations Which Could Negatively Impact Our Business

     We use copper and chemicals in our manufacturing process and limited amounts of solvents for the sole purpose of cleaning its equipment. Although we believe that our facility complies in all material respects with existing environmental laws and regulations, we can not assure you that violations will not occur. In the event of any future violations of environmental law and regulations, we could be held liable for damages and for the cost of remedial actions. In addition, environmental laws could become more stringent over time, imposing greater compliance costs and increasing the risks and penalties associated with a violation.

Certain Significant Stockholders Could Control the Management and Policies of Compositech Which Could Prevent a Change of Control and May Adversely Affect the Rights of Other Stockholders

     As of May 24, 1999, officers, directors and certain other significant stockholders of Compositech owned approximately 42.9% of Compositech's common stock and voting preferred stock, including stock options and warrants exercisable within 60 days. It is expected that these stockholders will continue to control the management and policies of Compositech, including the power to elect and remove a majority of directors of Compositech and the power to approve any action requiring common stockholder approval.

     In addition, some of these officers, directors and other stockholders, in connection with certain outstanding loans, have a security interest in Compositech's manufacturing equipment and either all of Compositech's patents and patent applications or in Compositech's U.S. patents and patent applications.

We Cannot Guarantee That Our Securities Will Continue to Meet the Listing and Maintenance Criteria for The Nasdaq SmallCap Market(SM); If Not Listed You May Find it More Difficult to Sell Your Shares

     The common stock is quoted on The Nasdaq SmallCap Market(SM). We can give no assurance that we will continue to meet the maintenance criteria for continued listing of the common stock on The Nasdaq SmallCap Market(SM). The minimum listing requirements for The Nasdaq SmallCap Market(SM) include, among other criteria:

     o net tangible assets of at least $2.0 million, or market capitalization of $35 million, or net income of $500,000 (in the latest fiscal year or two of the last three fiscal years);

     o    a minimum bid price per share of $1.00;

     o    a market value of the public float of $1.0 million;

     o    300 round lot shareholders; and

     o    two market makers.

     Furthermore, The Nasdaq SmallCap Market(SM) listing and maintenance criteria may become more stringent over time and thus more difficult for us to meet. Failure to meet the maintenance criteria may result in the discontinuance of the inclusion of the common stock in The Nasdaq SmallCap Market(SM). In such event, trading, if any, in the common stock may continue to be conducted in non-Nasdaq over-the-counter markets and investors may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the common stock. The common stock would then be subject to the risk that it could become characterized as low-priced or "penny stock," which characterization could severely affect the ability of stockholders to sell their common stock.

     The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.

     In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the common stock becomes subject to the penny stock rules, investors may find it more difficult to sell their common stock.

Certain Restrictive Charter and Bylaw Provisions May Have the Effect of Deterring Takeovers and Affect The Price of Your Shares

     Compositech's Certificate of Incorporation and Bylaws allow the Board of Directors, without approval of the stockholders, to issue shares of preferred stock and to fix the rights and preferences of the preferred stock. The Board of Directors can also prohibit stockholders of Compositech from calling a special meeting unless requested by at least a majority of the outstanding voting shares. The certificate does not provide for cumulative voting for election of directors.

     In addition, our Bylaws provide that while the removal of a director or the entire board of directors, with or without cause, may be accomplished by the holders of the majority of shares entitled to vote, any director designated by HT, may only so be removed for cause. These provisions could have the effect of deterring unsolicited takeovers or other business combinations or delaying or preventing changes in control or management of Compositech. This may prevent transactions in which stockholders might otherwise receive a premium for the securities over then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

Additional Shares will be Eligible for Public Sale in the Future; The Sale of a Large Number of Shares Could Cause Our Stock Price to Go Down

     Immediately following this Offering, there would be an aggregate of 17,063,112 shares of common stock outstanding, if the amount of shares being registered pursuant to this prospectus are issued. In addition, an aggregate of 8,376,679 shares of common stock are issuable pursuant to outstanding options, warrants and stock purchase and stock exchange agreements, including:

     o 238,827 shares issuable upon the conversion of Series A Convertible Preferred Stock; and

     o 147,913 shares issuable, including accrued dividends, upon the conversion of 7% Series B Preferred Stock.

     Subject to restrictions on transfer referred to below, shares of common stock issued by Compositech in private transactions, are treated as "restricted securities" as defined under the Securities Act and in the future may be sold in compliance with Rule 144 under the Securities Act or pursuant to a registration statement filed under the Securities Act. As of May 24, 1999, (including shares which may be acquired upon conversion of Series A Convertible Preferred Stock) 5,093,886 shares are eligible for sale under Rule 144.

     Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions or market-maker transactions an amount equal to the greater of:

     o    one percent (1%) of Compositech's issued and outstanding common stock;
          or

     o the average weekly trading volume of the common stock during the four calendar weeks prior to such sale.

     Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of Compositech and who has satisfied a two-year holding period. In addition, 789,453 shares (including shares which may be acquired upon exercise of outstanding warrants), are entitled in certain cases, subject to certain restrictions, to include their shares in any registration of securities by Compositech. The sale of substantial numbers of such shares, whether pursuant to Rule 144 or pursuant to a registration statement, may have a depressive effect on the market price of the common stock.

Forward-Looking Information Could be Wrong

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements deal with our future plans and growth strategies, as well as trends we anticipate in our industry. We base these forward-looking statements largely on our expectations, which are subject to risks and uncertainties often beyond our control. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those described in this section and elsewhere in this prospectus. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact occur or prove to be accurate.

                                  THE OFFERING

Securities Offered................2,968,719 shares of common stock, par value
                                  $0.01 per share, offered by the selling
                                  stockholders. (1)

Common stock Outstanding
      prior to the Offering.......15,648,694 shares as of May 24, 1999. (2)


Plan of Distribution..............The common stock offered by this prospectus may be sold from time to time in one or more transactions at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

Use of Proceeds...................Compositech will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. The proceeds, if any, from the exercise of warrants will be used for working capital and general corporate purposes.

Symbol for common stock...........CTEK

----------

(1)  Includes 1,335,062 shares of common stock underlying the warrants.

(2) Does not include 8,258,809 shares issuable upon exercise of outstanding options, warrants and a stock purchase agreement at a weighted exercise price of $4.13 per share, the outstanding shares of Series A convertible preferred stock, which are convertible into 238,827 shares of common stock at the option of the stockholder and the outstanding shares of the 7% Series B convertible preferred stock, which are currently convertible into approximately 147,913 shares of common stock at the option of the stockholders. Also does not include 1,066,192 shares which may be issuable under the terms of a Stock Exchange Agreement between Compositech and the other investors in the Montreal joint venture.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds resulting from the sale of the shares of common stock by the selling stockholders. See "Selling Stockholders."

     The warrants have exercise prices ranging from $1.125 per share to $3.00 per share. The warrants have to be exercised to purchase shares of common stock prior to the resale of the common stock offered by the selling stockholder pursuant to this offering. The exercise of all the warrants would result in total gross proceeds to Compositech of $2,073,487. In the event that any of the warrants are exercised in the future, net cash proceeds to Compositech would be used for working capital or general corporate purposes. We cannot predict whether, how and to what extent any warrants will be exercised.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning the selling stockholders for whom we are registering the resale of shares of our common stock. The number of shares of common stock shown as securities owned prior to the offering and as shares to be offered includes the number of shares to be registered according to the agreements with the holders of the common stock and warrants. The footnotes to the selling stockholder table below indicate those selling stockholders which disclosed to us their holdings of our common stock and their ultimate control persons pursuant to filings under the Exchange Act.

     The beneficial ownership of the shares of common stock was determined in accordance with Rule 13d-3 under the Exchange Act to reflect the ownership of shares issuable upon exercise of outstanding options, warrants or other common stock equivalents which are exercisable within 60 days of the date of this prospectus. As provided in the rule, shares issuable to any holder are deemed outstanding for the purpose of calculating the holder's beneficial ownership but not any other holder's beneficial ownership.

     The shares of common stock listed under the heading Securities Owned Prior to the Offering - Common Stock may include shares of common stock and common stock equivalents exercisable within 60 days of the date of this prospectus owned by selling stockholders that are not being offered for sale by this prospectus.

                                                      Securities Owned Prior to             Shares to       Shares Owned after
                                                            the Offering                   be Offered        the Offering (2)
                                                    -------------------------------        ----------       ------------------
                                                    Common
Name of selling stockholder                          Stock              Warrants(1)                           Shares      %
---------------------------                         -------             -----------                           ------    ----
Alan R. Bartelheimer                                115,300                12,500             62,500          65,300      *
Louis Berrick                                        36,000                 6,250             31,250          11,000      *
Nils Bjork Living Trust                             100,000                20,000            100,000          20,000      *
Boca Investments                                          0               300,000            300,000               0
Richard Boivin                                       10,000                 2,500             12,500               0
Anna Rose Borgia                                     17,500                 1,500              7,500          11,500      *
Harry J. Briscoe                                     50,264                 4,891             24,455          30,700      *
William C. Buchanan                                  46,600                11,025             55,125           2,500      *
Olga L. Cadaval                                      10,000                 2,500             12,500               0
Luiz Cadaval                                         10,000                 2,500             12,500               0
Charles A. Carriker                                  11,000                 2,750             13,750               0
Dr. Kunjaraman Chandramohan                          25,000                 6,250             31,250               0
Phillip R. Clark                                     57,905                12,351             61,756           8,500      *
Timothy Cronin                                       34,722                 7,555             37,777           4,500      *
Jeffrey J. Davis, MD                                 45,000                 6,250             31,250          20,000      *
Helga Gabriel                                             0                12,000             12,000               0

                                                      Securities Owned Prior to             Shares to       Shares Owned after
                                                            the Offering                   be Offered        the Offering (2)
                                                    -------------------------------        ----------       ------------------
                                                    Common
Name of selling stockholder                          Stock              Warrants(1)                           Shares      %
---------------------------                         -------             -----------                           ------    ----
Oscar Garza                                          59,972                 5,556             27,778          37,750      *
Haskin & Associates, Inc.                            39,678                     0             39,678               0
Investor Resource Services, Inc.                    655,556                     0            655,556               0
Kazah Securities Ltd.                               111,111                     0            111,111               0      *
Eugene Kuhar                                         11,000                 2,500             12,500           1,000      *
Charles & Sandra Loomis                              10,500                 2,500             12,500             500      *
Elmer Macke                                          45,750(3)              2,500             12,500          35,750      *
Harry C. & Phyllis F. Marcus                         27,200                 6,500             32,500           1,200      *
Jeffrey Mulgheir                                      8,900                 2,225             11,125               0
Kornelius Munte                                       8,000                18,000             18,000           8,000      *
Thomas C. & Nancy E. Parker                          21,200(4)              5,000             25,000           1,200      *
Arthur Rother                                        15,000                 3,750             18,750               0
SBSI Corporation Pension Fund                        15,600                 3,900             19,500               0
Albert Schimel                                       26,400                 4,688             23,438           7,650      *
Renate Siepe                                              0                 6,000              6,000               0
Robert Franklin Smith                               115,000                 5,000             25,000          95,000      *
ROC Management LLC                                   97,849                69,717            167,566               0
Michael Sovelenko Trust                              38,500                 1,250              6,250          33,500      *
Sovereign Capital Advisors, LLC                           0                 3,670(5)        3,670               0
Roy E. Stephens, Jr.                                 44,272                11,006             55,028             250      *
Howard James Stryker                                 55,900                13,750             68,750             900      *
Bart Verdirame                                        5,000                 1,250              6,250               0
Robert L. Weber                                      60,700(6)              2,250             11,250          51,700      *
Trautman Wasserman & Company, Inc.                  463,573(7)            226,104(8)         265,782         423,895     2.4
Gregory O. Trautman                                  44,852(9)            271,991(9)         271,991          44,852      *
Mark Barbera                                         22,426(10)           118,782(10)        118,782          22,426      *
Mark Gillis                                               0               105,451(11)        105,451               0
Robert J. Kramer                                     44,852(12)            30,900(12)         30,900          44,852      *
                                                  ---------             ---------          ---------       ---------    ----
Totals                                            2,618,082             1,335,062          2,968,719         984,425     5.5
                                                  ---------             ----------         ----------      ---------    ----

(*) Assuming the sale of all shares of common stock being offered for sale by this prospectus, represents less than 1% of the outstanding common stock.

(1) Represents shares of common stock underlying warrants that are being registered pursuant to this prospectus and offered for sale by the selling stockholders.

(2) Represents shares of common stock and common stock equivalents owned after the offering assuming no further sales other than those made pursuant to this prospectus.

(3) Includes 12,250 shares of common stock held by a self directed retirement plan owned by Mr. Macke.

(4) Includes 1,200 shares of common stock held by a self directed retirement plan owned by Mrs. Parker.

(5) Includes 1,843 shares of common stock underlying warrants, exercisable at $2.035, and 1,827 shares of common stock underlying warrants, exercisable at $2.053, issued pursuant to a private placement of Compositech's common stock, which had its final closing on March 26, 1999.

(6) Includes 50,000 shares of common stock held by a self directed retirement plan owned by Mr. Weber.

(7) Formerly known as Trautman Kramer & Company, Inc. The securities consist of:

     o 36,600 shares of common stock and 11,545 shares underlying Redeemable Common Stock Warrants, as of the close of business on May 21, 1999, held in the trading account of Trautman Wasserman & Company, Inc., a market maker of Compositech's common stock and redeemable warrants (this total may fluctuate on a daily basis depending on trading activity);

     o    125,000 shares of common stock, held in their investment account;

     o 39,678 shares issued as compensation in connection with the closing of a loan financing, which had its final closing in January 1999;

     o 40,750 shares underlying warrants exercisable at $6.00 per share issued as partial compensation for Compositech's private placement of its 5% Convertible Debentures which had its final closing on August 26, 1997; and

     o 210,000 shares underlying 105,000 of Compositech's Unit Purchase Options, enabling the holder to purchase units, at $7.50 per unit, consisting of a share of Compositech's common stock and a redeemable warrant to purchase a share of Compositech's common stock for $7.8125 per share.

(8)  The securities consist of:

     o 100,000 shares of common stock underlying warrants, exercisable at $1.25, issued as a commission in connection with the agreement with Boca Investments to provide consulting services;

     o 66,546 shares of common stock underlying warrants, exercisable at $1.125 issued as partial compensation pursuant to a private placement of Compositech's common stock, which had its final closing on March 26, 1999, and

     o 59,558 shares of common stock underlying warrants, exercisable at $2.125, issued as partial compensation pursuant to a private placement of Compositech's common stock, which had its final closing on March 26, 1999.

(9) Mr. Trautman is a principal of the firm of Trautman Wasserman & Company, Inc. He disclaims beneficial ownership of shares attributable to Trautman Wasserman & Company, Inc.. The securities listed under common stock consist of 44,852 shares underlying common stock purchase warrants exercisable at $6.00 per share issued as partial compensation for Compositech's private placement of its 5% Convertible Debentures which had its final closing on August 26, 1997. The securities listed under warrants consist of :

     o 29,400 shares of common stock underlying warrants, exercisable at $2.6125, issued as partial compensation pursuant to Compositech's final conversion of its 5% Convertible Debentures, which occurred in April 1998;

     o 187,989 shares of common stock underlying warrants, exercisable at $1.125 issued as partial compensation pursuant to a private placement of Compositech's common stock, which had its final closing on March 26, 1999, and

     o 54,602 shares of common stock underlying warrants, exercisable at $2.125, issued as partial compensation pursuant to a private placement of Compositech's common stock, which had its final closing on March 26, 1999.

(10) Mr. Barbera is an employee of the firm of Trautman Wasserman & Company, Inc. The securities listed under common stock consist of 22,426 shares underlying common stock purchase warrants exercisable at $6.00 per share issued as partial compensation for Compositech's private placement of its 5% Convertible Debentures which had its final closing on August 26, 1997. The securities listed under warrants consist of:

     o 14,700 shares of common stock underlying warrants, exercisable at $2.6125, issued as partial compensation pursuant to the Registrant's final conversion of its 5% Convertible Debentures, which occurred in April 1998;

     o 80,567 shares of common stock underlying warrants, exercisable at $1.125 issued as partial compensation pursuant to a private placement of Compositech's common stock, which had its final closing on March 26, 1999, and

     o 23,515 shares of common stock underlying warrants, exercisable at $2.125, issued as partial compensation pursuant to a private placement of Compositech's common stock, which had its final closing on March 26, 1999.

(11) Mr. Gillis is an employee of the firm of Trautman Wasserman & Company, Inc. The securities listed under warrants consist of 58,516 shares of common stock underlying warrants, exercisable at $1.125, and 46,935 shares of common stock underlying warrants, exercisable at $2.125, issued as partial compensation pursuant to a private placement of Compositech's common stock, which had its final closing on March 26, 1999.

(12) Mr. Kramer is a former principal of the firm of Trautman & Company, Inc. The securities listed under common stock consist of 44,852 shares underlying common stock purchase warrants exercisable at $6.00 per share issued as partial compensation for Compositech's private placement of its 5% Convertible Debentures which had its final closing on August 26, 1997. The securities listed under warrants consist of 30,900 shares of common stock underlying common stock purchase warrants, exercisable at $2.6125, issued as partial compensation pursuant to Compositech's final conversion of its 5% Convertible Debentures, which occurred in April 1998.

-----------
     The shares of common stock are being registered under the Securities Act pursuant to the terms of certain registration rights agreements between the selling stockholders and Compositech entered into at the time the selling stockholders acquired the common stock and the warrants. Each selling stockholder will be entitled to receive all of the proceeds from the future sale of his, her or its shares of common stock. Except for the costs of including such shares of common stock within the registration statement of which this prospectus forms a part, which costs are borne by Compositech, the selling stockholders will bear all expenses of any offering by them of their shares of common stock, including the costs of their counsel and any sales commissions incurred.

                              PLAN OF DISTRIBUTION

     The selling stockholders or their transferees may, from time to time, sell all or a portion of the shares of common stock being registered pursuant to this prospectus in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

     o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    privately negotiated transactions;

     o    short sales;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     From time to time, the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of such securities, and may sell and deliver the shares in connection therewith or in settlement of securities loans. From time to time, the selling stockholders may pledge their shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares from time to time.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders.

     Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to the sales of their shares offered hereby. We have also advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the shares offered hereby.

     Certain selling stockholders may from time to time purchase shares of common stock in the open market. These selling stockholders have been notified that they should not commence any distribution of shares unless they have terminated their purchasing and bidding for common stock in the open market as provided in applicable securities regulations.

     There is no assurance that the selling stockholders or their transferees will sell any or all of the shares offered by them in this prospectus.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may", "will", "expect", "believe", "intend", "anticipate", "estimate", "continue" or similar words. These statements discuss future condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT COMPOSITECH

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any document we file at the Public Reference Room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC's Regional Offices at the 13th Floor, World Trade Center, New York, New York, 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov.

     We distribute to our stockholders annual reports containing audited financial statements. Documents filed by us can also be inspected at the offices of The Nasdaq SmallCap Market, 1735 K Street, NW, Washington, DC 20006-1500.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed :

     (1) Compositech's Annual Report on Form 10-KSB for the year ended December 31, 1998;

     (2) Compositech's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999

     (3) The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-20701), declared effective on July 2, 1996, by which our shares of common stock were registered under
          Section 12 of the Exchange Act and any other amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at not cost, by writing or calling us at:

                         Compositech Ltd.
                         120 Ricefield Lane
                         Hauppauge, NY  11788
                         Attention: Investor Relations
                         Telephone: (516) 436-5200, Extension 114

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. Do not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                 LEGAL OPINIONS

     The validity of the shares of common stock offered hereby will be passed upon for Compositech and selling stockholders by Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York, 10036-6710.

                                     EXPERTS

     The financial statements of Compositech Ltd. appearing in Compositech's Annual Report (Form 10-KSB) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Compositech's ability to continue as a going concern as described in Note 1 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Compositech or the selling stockholders. This prospectus does not constitute an offer to buy any of these securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.


                                    CONTENTS
                                                                            Page
                                                                            ----

Information about Compositech .............................................    4

Risk Factors ..............................................................    6

The Offering ..............................................................   13

Use of Proceeds ...........................................................   13

Selling Stockholders ......................................................   14

Plan of Distribution ......................................................   18

Forward-Looking Statements ................................................   19

Where You Can Find More
Information about Compositech .............................................   19

Information Incorporated by Reference .....................................   20

Legal Opinions ............................................................   20

Experts ...................................................................   20


                               2,968,719 Shares of
                                  Common Stock


                                COMPOSITECH LTD.


                          ----------------------------

                                   PROSPECTUS

                          ----------------------------


                                  May ___, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering other than sales commissions. All such expenses will be borne by the Registrant.

       Item                                                   Amount of Expenses
       ----                                                   ------------------

Commission Registration Fees                                      $ 1,762

Printing Expenses                                                   4,000

Accounting Fees and Expenses                                        4,000

Legal Fees and Expenses                                            20,000

Miscellaneous                                                       2,000
                                                                  -------
           Total                                                  $31,762
                                                                  =======

Item 15. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware and Article Eighth of Compositech's Amended and Restated Certificate of Incorporation contain provisions for indemnification of officers, directors, employees and agents of Compositech. The Amended and Restated Certificate of Incorporation requires Compositech to indemnify such persons to the full extent permitted by Delaware Law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in , or not opposed to, the best interest of Compositech. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

     Compositech has directors' and officers' liability insurance. Such insurance may cover liabilities asserted against any present or past director or officer incurred in the capacity of director or officer arising out of such status, whether or not Compositech would have the power to indemnify such person.

Item 16. Exhibits.

4.1.1* Form of Common Stock Purchase Warrant issued (i) to certain investors in connection with a private placement of Compositech's common stock, which had its final closing on March 26, 1999 and (ii) in exchange for consulting services.

4.1.2* Form of Common Stock Purchase Warrant issued (i) in connection with the final closing of Compositech's Debentures and (ii) in connection with Compositech's 1995 private placement.

5.1* Opinion of Patterson, Belknap, Webb & Tyler LLP, special counsel for the Registrant, as to the legality of the securities being offered.

10.1* Form of Investor Subscription Agreement between Compositech and certain investors in connection with a private placement of Compositech's common stock which had its final closing on March 26, 1999.

23.1(1) Consent of Ernst & Young LLP

23.2*   Consent of Patterson, Belknap, Webb & Tyler LLP (contained in Exhibit
        5.1)

24*     Power of Attorney (see signature pages of Registration Statement)

-------------
*       Previously filed

(1)     Filed herewith

Item 17. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration Statement:

          (i) to include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply to this Registration Statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15
(d) of the Securities Exchange Act and incorporated by reference in this Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in said Securities Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hamlet of Hauppauge, State of New York, on May 27, 1999.

                                              COMPOSITECH LTD.

Date:  May 27, 1999              By:   /S/ Christopher F. Johnson
                                       -----------------------------------
                                           Christopher F. Johnson
                                           Chief Executive Officer and President
                                           (Principal Executive Officer)

           In accordance with the Securities Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


                   *                                                May 27, 1999
------------------------------------------
Jonas Medney
Chairman of the Board and Director


                   *                                                May 27, 1999
------------------------------------------
Fred E. Klimpl, Vice Chairman and Director


         /S/ Christopher F. Johnson                                 May 27, 1999
------------------------------------------
Christopher F. Johnson
President, Chief Executive Officer and Director
(Principal Executive Officer)


         /S/ Samuel S. Gross                                        May 27, 1999
------------------------------------------
Samuel S. Gross
Executive Vice President, Secretary, Treasurer and Director
(Principal Financial and Accounting Officer)


                   *                                                May 27, 1999
------------------------------------------
Willard T. Jackson, Director


                   *                                                May 27, 1999
------------------------------------------
Pierre Laflamme, Director


                   *                                                May 27, 1999
------------------------------------------
Robert W. Middleton, Director

                   *                                                May 27, 1999
------------------------------------------
Heinz-Gerd Reinkemeyer, Director

                   *                                                May 27, 1999
------------------------------------------
James W. Taylor, Director



*By:  /s/ Christopher F. Johnson
------------------------------------------
          Christopher F. Johnson
          Attorney-in-fact pursuant to power
          of attorney granted in Registration
          Statement (No. 333-75401)
          as filed on April 1, 1999

INDEX TO EXHIBITS

Exhibit
Number                 Description
------                 -----------

4.1.1* Form of Common Stock Purchase Warrant issued (i) to certain investors in connection with a private placement of Compositech's common stock, which had its final closing on March 26, 1999 and (ii) in exchange for consulting services.

4.1.2* Form of Common Stock Purchase Warrant issued (i) in connection with the final closing of Compositech's Debentures and (ii) in connection with Compositech's 1995 private placement.

5.1* Opinion of Patterson, Belknap, Webb & Tyler LLP, special counsel for the Registrant, as to the legality of the securities being offered.

10.1* Form of Investor Subscription Agreement between Compositech and certain investors in connection with a private placement of Compositech's common stock which had its final closing on March 26, 1999.

23.1(1) Consent of Ernst & Young LLP

23.2*   Consent of Patterson, Belknap, Webb & Tyler LLP (contained in Exhibit
        5.1)

24*     Power of Attorney (see signature pages of Registration Statement)



-------------
*    Previously filed
(1)  Filed herewith